Exhibit 10.7

May 1, 2021

Stuart Lutzker

Dear Stuart,

I am pleased to confirm our offer of employment to you with ArriVent Biopharma, Inc. (“the Company”). This offer of employment is conditioned on, and will not become effective unless and until, the Company closes a financing round with third party investors of at least $90 million (the “Employment Conditions”).

If the Employment Conditions are met and you accept this offer, you will serve in the position of Chief Medical Officer and Co-Founder, reporting to Bing Yao. You are tentatively scheduled for a start date of June 1, 2021; with exact date to be determined based on above contingency.

You will receive a base salary of $17,500 on a semi-monthly basis, which annualized is $420,000. All base salary payments, as well as other payments and benefits, will be less applicable withholdings.

In addition, you will be eligible to participate in the Company’s Incentive Plan, as in effect from time to time. Your annual incentive target bonus is 30%. The Company will, in its sole discretion, determine the amount of the bonus payable, and any bonus awarded will be payable by March 15th of the year following the applicable bonus year, contingent on your continued employment through the end of the applicable bonus year. Your actual incentive award will be based on your individual performance and the overall performance of the Company.

Prior to the satisfaction of the Employment Conditions, you will be eligible to receive a grant of Founder’s shares representing 1% of the Company’s outstanding equity securities. As a condition to this grant, you will subscribe for the Founder’s shares for a nominal amount and enter into a Founder Share Restriction Agreement.

In addition, following satisfaction of the Employment Conditions, the Company will sponsor an Equity Incentive Plan (the “Equity Plan”), under which the Company can grant compensation in the form of equity awards. Following the satisfaction of the Employment Conditions, subject to the approval of the Board and your entering into a Stock Option Award Agreement, you will be eligible to receive an option award (the “Option”) to purchase a number of shares of the Company’s Common Stock equal to 1% of the Company’s outstanding equity securities at an exercise price equal to the fair market value of the Company’s common stock on the date of grant. To the extent permissible by law, the Option will be awarded in the form of an Incentive Stock Option. The terms, conditions, and limitations of awards under the Equity Plan, and your rights and obligations with respect to Option, will be governed by the applicable Award Agreement and the Equity Plan. Please note that as the Company reviews its compensation plans and policies from time to time for competitiveness and other factors, it may make changes to the Equity Plan in the future.

As a Company employee, you also will be eligible to participate in certain employee benefit programs as in effect from time to time and subject to the terms of such benefit programs, an overview of which will be available shortly. Some benefit plans will require you to make elections and choose levels of coverage to meet your personal needs.

This offer letter is not intended to be, and should not be construed as, a contract of employment for any specific period of time. Employment is at-will, which means that either you or the Company may terminate your employment at any time. The Company may also change the terms and conditions of employment, including the provisions of compensation and benefits programs, at any time.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. By signing below, you agree to honor your contractual and/or common-law obligations not to disclose any proprietary or trade secret information (such as patents, formulas, marketing plans, or confidential client information) you acquired while employed by your current or former employer. Furthermore, to the extent you have post-employment contractual obligations to another employer, by signing this letter below you certify to the Company that you will be able to fully perform the duties and responsibilities of your position with the Company without violating any binding post-employment obligations to any former employer. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

As a Company employee, you will be expected to abide by the Company’s rules and standards. This offer of employment is conditioned on your signing on or before your first date of employment the Company’s Restrictive Covenant Agreement, a copy will be provided to you prior to your start date.

The Company may conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon clearance of such a background investigation and/or background check, if any.

We look forward to you joining the Company. This letter sets forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the CEO of the Company and you.

Please indicate your acceptance of our offer by signing a copy of the offer letter t and emailing scanned copy back to me. If you have any questions, please call me at

Best regards,

Robin LaChapelle

Human Resources

I accept this offer as described above.

/s/ Stuart Lutzker 5/7/21
(Signature) Date
Cc: manager